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                                                                     Exhibit 12

         COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                               PREFERRED DIVIDENDS
                             (Amounts in Thousands)
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                                                                                        Year Ended December 31,
                                                                    -------------------------------------------------------------
                                                                       1997         1998         1999         2000         2001
                                                                    ---------    ---------    ---------    ---------    ---------
Pretax income from continuing operations                            $  67,522    $  78,804    $  87,397    $ 100,833    $  92,372
                                                                    =========    =========    =========    =========    =========

Fixed charges:
Interest expense including amortization of deferred costs and
  capitalized interest                                              $  39,549    $  67,096    $  82,323    $  95,230    $  94,697
Ground Rent 33%                                                     $      56    $     120    $     176    $     244    $     234
Preferred Dividends                                                 $  14,200    $  20,139    $  32,419    $  42,563    $  46,343
Proportionate share of fixed charges of 50% owned joint ventures
  accounted for using equity method of accounting                   $    --      $    --      $    --      $    --      $    --
                                                                    ---------    ---------    ---------    ---------    ---------

                                Total fixed costs                   $  53,805    $  87,355    $ 114,918    $ 138,037    $ 141,274
                                                                    ---------    ---------    ---------    ---------    ---------

Capitalized interest during the period                              ($  3,991)   ($  9,900)   ($ 13,400)   ($ 18,200)   ($ 12,927)
Preferred Dividends                                                 ($ 14,200)   ($ 20,139)   ($ 32,419)   ($ 42,563)   ($ 46,343)
Amortization of capitalized interest during the period              $     498    $     826    $   1,272    $   1,879    $   2,310
Majority-owned subsidiary adjustments                               $   1,049    $   3,312    $  11,809    $  19,593    $  21,502
Equity Company Adjustments                                          ($ 10,893)   ($ 13,351)   ($ 24,713)   ($ 23,296)   ($ 18,560)
Equity Company Adjustments Distributed Income                       $  10,185    $  12,903    $  24,713    $  23,296    $  18,560
                                                                    ---------    ---------    ---------    ---------    ---------

Earnings before income taxes and fixed charges                      $ 103,975    $ 139,810    $ 169,577    $ 199,579    $ 198,188
                                                                    =========    =========    =========    =========    =========

Ratio of earnings to combined Fixed charges                         $    1.93    $    1.60    $    1.48    $    1.45    $    1.40
                                                                    =========    =========    =========    =========    =========

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